Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Pixelworks, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein.

Our report on the consolidated financial statements refers to the Pixelworks, Inc.’s adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainties in Income Taxes, an Interpretation of FASB Statement No. 109, included in ASC subtopic 740-10, Income Taxes-Overall effective January 1, 2007.

/s/ KPMG LLP

Portland, OR

July 16, 2010